ASSET PURCHASE AGREEMENT


              FOR STATION WYSR(FM)ROTTERDAM, NEW YORK


                              between


           JARAD BROADCASTING COMPANY OF NEW YORK, INC.


                                and


           LIBERTY BROADCASTING OF ALBANY, INCORPORATED

                         TABLE OF CONTENTS
                                                               Page

ARTICLE 1. Exchange of Consideration..............................1
1.1.       Consideration Conveyed by Seller.......................1
1.2.       Payment by Buyer to Seller.............................3
1.3.       Adjustments............................................3
1.4.       Allocation.............................................4
1.5.       Closing................................................4
1.6.       Timing.................................................4

ARTICLE 2. Representations and Warranties of Seller...............4
2.1.       Incorporation..........................................4
2.2.       FCC Licenses...........................................4
2.3.       Condition of Assets....................................5
2.4.       Title..................................................5
2.5.       Employees..............................................5
2.6.       Taxes..................................................5
2.7.       Environmental..........................................6
2.8.       Litigation.............................................6
2.9.       Compliance with Laws...................................7
2.10.      No Defaults............................................7
2.11.      Brokers................................................7
2.12.      Corporate Action.......................................7
2.13.      Station Assets.........................................7
2.14.      Leases.................................................7
2.15.      Insolvency.............................................7
2.16.      Government Approvals...................................8
2.17.      Contracts..............................................8
2.18.      No Material Omission...................................8

ARTICLE 3. Representations and Warranties of Buyer................8
3.1.       Status.................................................8
3.2.       Corporate Action.......................................8
3.3.       No Defaults............................................8
3.4.       Brokers................................................8
3.5.       Litigation.............................................9
3.6.       Qualification as a Broadcast Licensee..................9
3.7.       Financial Capabilities.................................9
3.8.       No Material Omission...................................9

ARTICLE 4. Covenants of Seller Pending Closing....................9
4.1.       Maintenance of Station.................................9
4.2        Organization, Good Will, Promotion....................10
4.3.       Access to Facilities, Files, and Records..............10
4.4.       Representations and Warranties........................10
4.5.       Application for FCC Consent...........................10
4.6.       Consents..............................................11

4.7.       Notice of Proceedings.................................11
4.8.       Confidential Information..............................11
4.9.       Consummation of Agreement.............................11
4.10.      Compliance with Law...................................11
4.11.      Performance under Leases..............................11

ARTICLE 5. Covenants of Buyer Pending the Closing................11
5.1.       Representation and Warranties.........................12
5.2.       Application for Commission Consent....................12
5.3.       Confidential Information..............................12
5.4.       Consummation of Agreement.............................12
5.5.       Notice of Proceedings.................................12
5.6.       Actions Inconsistent with Consummation................12

ARTICLE 6. Conditions Precedent to Obligations of Seller.........13
6.1.       Representations, Warranties, Covenants................13
6.2        Proceedings...........................................13
6.3        FCC Approval..........................................13

ARTICLE 7. Conditions Precedent to Obligations of Buyer..........13
7.1        Representations, Warranties, Covenants................13
7.2        Proceedings...........................................14
7.3        FCC Approval..........................................14

ARTICLE 8  Indemnification.......................................14
8.1        Survival..............................................14
8.2        Indemnification of Buyer..............................14
8.3        Indemnification of Seller.............................14
8.4        Notice of Claim.......................................15
8.5        Defense of Third Party Claims.........................15

ARTICLE 9  Miscellaneous.........................................15
9.1        Termination of Agreement..............................15
9.2        Liabilities Upon Termination..........................16
9.3        Expenses..............................................16
9.4        Assignments...........................................17
9.5        Further Assurances....................................17
9.6        Damage to the Assets..................................17
9.7        Notices...............................................17
9.8        Captions..............................................18
9.9        Law Governing.........................................18
9.10       Waiver of Provisions..................................18
9.11       Counterparts..........................................18
9.12       Reimbursement of Legal Expenses.......................18
9.13       Entire Agreement......................................18

SCHEDULE 1   FCC Licenses
SCHEDULE 2   Personal Property
SCHEDULE 3   Leases
SCHEDULE 4   Allocation
SCHEDULE 5   Employees
SCHEDULE 6   Contracts
EXHIBIT A    Escrow Agreement

                     ASSET PURCHASE AGREEMENT

      THIS AGREEMENT is dated as of August 15, 1996, and is between Jarad Broadcasting Company of New York, Inc. ("Seller"), a corporation organized under laws of the State of New York, and Liberty Broadcasting of Albany, Incorporated ("Buyer"), a corporation duly organized under the laws of the State of New York.

                       W I T N E S S E T H:

      1. Seller holds licenses from the Federal Communications Commission (the "FCC") for broadcast station WYSR(FM) in Rotterdam, New York (the "Station") and owns or holds other assets used and useful in connection with the operation of the Station.

      2. Seller desires to sell, assign, and transfer, to the fullest extent permitted by law, the FCC licenses and other assets owned or held by Seller and used and useful in the operation of the Station, and, to the fullest extent permitted by law, Buyer desires to acquire the FCC licenses and other assets owned or held by Seller and used and useful in the operation of the Station under the terms described herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereby agree as follows:


               ARTICLE 1.  Exchange of Consideration

      1.1. Consideration Conveyed by Seller. At the Closing, Seller shall provide Buyer with the following consideration:

           1. Subject to the terms and conditions of this Agreement, Seller shall, to the fullest extent permitted by law, convey, transfer, and deliver to Buyer, and Buyer shall, to the fullest extent permitted by law, acquire from Seller free and clear of all liens, claims, security interests and encumbrances of any kind whatsoever, all of Seller's right, title and interest in and to Seller's assets, as set forth hereafter, real and personal, tangible and intangible, of every kind and description owned by Seller and used and useful in connection with the business and operation of the Station as a going concern (collectively the "Station Assets") except the assets described in
Section 1.1.2. of this Agreement. The Station Assets consist of the following items:

                1. FCC Licenses. All licenses issued by the FCC to Seller (the "FCC Licenses") with respect to the Station, as shown on Schedule l to this Agreement, and all applications therefore, together with any and all applications pending before and orders issued by the FCC with respect to renewals, extensions, or modifications thereof.

                2. Tangible Personal Property. All equipment, furniture, fixtures, office materials and supplies, spare parts, and other tangible personal property of every kind and description owned as of the date of this Agreement by Seller and used and useful in connection with the business and operation of the Station, all of which are set forth on Schedule 2 to this Agreement, and any additions, improvements, replacements, and alterations made thereto in the ordinary course of business between the date of this Agreement and the Closing Date, as defined herein.

                3. Leases. Seller's leases for the main studio and the Station's transmitter site, both of which are annexed hereto in
      Schedule 3.

                4. Marketing Items. All trademarks, call signs, service marks, franchises, patents, trade names, jingles, slogans, and logotypes owned and used by Seller as of the date hereof as well as those acquired between the date hereof and the Closing Date in connection with the business and operation of the Station.

                5. Programming and Copyrights. All programs and programming materials and elements of whatever form or nature owned by Seller and used and useful in connection with the business and operation of the Station as of the date hereof, together with all such programs, materials, elements and copyrights acquired between the date hereof and the Closing Date, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common law and statutory copyrights owned by or licensed to Seller and used in connection with the business and operation of the Station.

                6. Records. Any and all files, program logs, public inspection files, and other records that relate to the operation of the Station.

                7. Warranties. Any and all warranties and guarantees supplied by vendors, suppliers, and other third parties which cover or provide any benefit with respect to any of the Personal Property being assigned.

                8. Goodwill. All of Seller's goodwill in and going concern value of the Station.

           2. There shall be excluded from the Station Assets and retained by Seller, to the extent in existence on the Closing Date, the following assets (the "Excluded Assets"):

                1. Receivables. All notes and accounts receivable and other receivables of Seller relating to or arising out of the business and operation of the Station.

                2.   Cash and Investments. All cash on hand or in bank accounts.

                3. Prepaid Items. All deposits, reserves, and prepaid expenses and taxes (which shall be prorated as provided in Section 1.3. below).

                4. Personal Property. All tangible personal property disposed of or consumed in the ordinary course of business of the Station.

                5.   Insurance.  All contracts of insurance.

                6. Securities. Any and all securities owned or held by Seller.

                7. Claims. Any and all claims of Seller with respect to transactions which transpire prior to the Closing Date, including, without limitation, claims for tax refunds.

                8. Name. Any right to use the name "Jarad Broadcasting Company of New York, Inc." or any logo or variation of such name.

                9. Contracts. All agreements and contracts except for those which Buyer will assume in accordance with Section 1.1.1.(c) of this Agreement.

                10. Miscellaneous Assets. Pension, profit-sharing, and savings plans and trusts and any assets thereof.

           3. The Station Assets shall be sold and conveyed to Buyer free and clear of all liens, claims, security interests and encumbrances except for (a) liens for taxes not yet due and payable, and (b) the obligations of Seller which Buyer shall assume under leases described in Subsection 1.1.1.(c) hereof. Buyer shall not assume or be liable for any liability or obligation of Seller arising out of any contract of insurance, any pension, retirement or profit-sharing plan, trust or other benefit plan, or any litigation, proceeding, or claim by any person or entity relating to the business or operation of the Station prior to the Closing Date, whether or not such litigation, proceeding, or claim is pending, threatened, or asserted before, on, or after the Closing Date.

      1.2. Payment by Buyer to Seller.

           1. Buyer shall pay Seller One Million Dollars ($1,000,000) (the "Purchase Price") in cash at the Closing, as defined herein.

           2. Simultaneous with the execution of this Agreement, Buyer will deposit One Hundred Thousand Dollars ($100,000) in an interest-bearing account in North Fork Bank pursuant to the terms of an Escrow Agreement in the form annexed hereto as Exhibit A. Such deposit shall be referred to herein as the "Escrow Funds." The Escrow Funds shall be paid to Seller at the Closing, subject to any adjustments made under Section 1.3. of this Agreement. All interest accrued prior to Closing shall be paid to Buyer. In the event this Agreement is terminated prior to any Closing, the Escrow Funds will be distributed in accordance with Section 9.2. of this Agreement.

      1.3. Adjustments. At the Closing, all tangible and intangible personal property taxes and assessments, rent, water, sewer and other utility charges, if any, and any other lienable municipal services, if any, and any other pre-paid items with respect to the Station Assets to be acquired by Buyer shall be apportioned and allocated between Buyer and Seller as of the Closing

Date on the basis of the period of time to which such items or liabilities apply. To the extent such items cannot be determined at Closing, a final settlement on such prorations shall be held within thirty (30) days after the Closing Date. If the Closing occurs before the tax rate is fixed for the then current term, the apportionment of taxes at Closing shall be upon the basis of the tax rate for the preceding tax year applied to the latest assessed valuation. All transfer, sales, use or other taxes or assessments or documentary stamps imposed by any governmental body or others on the sale and/or transfer of the Station Assets herein, if any, shall be paid by Buyer.

      1.4. Allocation.  The Purchase Price shall be allocated in accordance with
Schedule 4 annexed hereto.

      1.5. Closing. The closing of the transactions provided for in this Agreement (the "Closing") shall be accomplished by overnight delivery services and such other communications, including the wire transfer of funds, mutually agreed to by the parties commencing at 10:00 a.m. on a date (the "Closing Date") mutually agreed to or, in the absence of a mutual agreement, selected by Seller, which shall be within ten (10) days after the date on which the FCC order approving the assignment of the FCC Licenses becomes a Final Order (which, for purposes of this Agreement, means an order issued by the FCC consenting to the assignment of the FCC Licenses which is no longer subject to reconsideration or review by the FCC or a court of competent jurisdiction and does not include conditions materially adverse to Seller or Buyer). At the Closing, each party shall execute and deliver to the other party the documents and other items (including but not limited to the Purchase Price) specified herein as well as any other document(s) and item(s) reasonably necessary for the consummation of the transactions contemplated herein. Such additional documents shall be reasonably satisfactory to the other party as to both form and substance and shall include, without limitation, a bill of sale and assignments of licenses and leases.

      1.6. Timing. Time is of the essence to implementation of this Agreement. It is the intention of the parties that the Closing of the transactions contemplated herein occur not later than April 1, 1997.


       ARTICLE 2.  Representations and Warranties of Seller.

      Seller represents and warrants to Buyer as to the following matters from now until the date one (1) year after the Closing Date hereunder:

      2.1. Incorporation. Seller is a corporation duly organized, validly existing, and in good standing in the State of New York and has the corporate power to carry on the business of the Station as it is now being conducted, to own and operate the Station Assets, and to enter into and consummate the transactions contemplated by this Agreement.

      2.2. FCC Licenses. Seller is the holder of the FCC Licenses listed in
Schedule 1 to this Agreement. The FCC Licenses constitute all of the licenses required under the Communications Act of 1934, as amended (the "Communications Act"), and the current rules, regulations, and policies of the FCC for the operation of the Station as currently conducted. The FCC Licenses are in full force and effect and are in good standing in every respect for the purpose of operating the Station for its full term expiring on June 1, 1998. All material applications, reports and other disclosures required by the FCC with respect to the Station have been and will be, as of the Closing, timely filed. There is not, as of the date of this Agreement, pending or, to the best of Seller's knowledge, threatened, any action by or before the FCC or any court to revoke, cancel, rescind, modify, or refuse to renew any of the FCC Licenses, or which would otherwise have a material adverse impact on the operation of the Station. There is not now pending or, to the best of Seller's knowledge, threatened, any petition, informal objection, investigation, order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint before the FCC or any court against Seller with respect to the Station. The Station is operating in material compliance with the FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC. There is not now pending or, to the best of Seller's knowledge, threatened any petition, application, or proposal (except those of general applicability) which, if favorably acted upon, would have a material adverse impact on the Station's signal coverage.

      2.3. Condition of Assets. The Station Assets are in good working order (ordinary wear and tear excepted), meet any and all government-requirements, are being maintained in accordance with generally accepted engineering practices, and constitute all the assets needed to operate the Station as currently conducted.

      2.4. Title. On the Closing Date, the Station Assets will be in each case free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances, or charges of any nature whatsoever except for those referenced in Section 1.1.3. of this Agreement.

      2.5. Employees. Annexed hereto as Schedule 5 is a list of Station employees and their respective compensation. Seller is not a party to any pending or, to its knowledge, threatened labor dispute affecting the Station. Except for taxes due to be paid to the Internal Revenue Service and instrumentalities of the State of New York with respect to Seller's employees, Seller (a) has complied in all material respects with all applicable federal, state, and local laws, ordinances, rules and regulations and requirements relating to employment or labor, including but not limited to the provisions thereof relative to wages, hours, collective bargaining, and payment of Social Security, unemployment and withholding taxes and (b) is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There are no collective bargaining agreements, or negotiations for the same, in existence which affect any of the Station employees, and Seller is not aware of any efforts to have the Station recognize any union as the bargaining agent for Station employees.

      2.6. Taxes. To the best of Seller's knowledge, it has duly and timely filed all required federal, state and local tax returns and paid all taxes, interest and penalties due with respect to Seller's interest in the Station Assets or its operation of the Station, has sought and obtained extensions of time to file such and pay same within the time provided therefor, or is challenging such taxes in good faith in accordance with applicable procedures. Between the date hereof and the Closing Date Seller shall exercise its best efforts to duly and timely file all such required returns and pay all such taxes, interest and penalties or to obtain such extensions within the time provided therefor, unless such taxes are being challenged in good faith in accordance with applicable procedures. Seller shall indemnify, defend, save and hold Buyer harmless from and against all claims, obligations and liabilities for all taxes, interest and penalties attributable to Seller's ownership or operation of the Station and the Station Assets prior to the Closing Date.

      2.7. Environmental. (a) To the best of Seller's knowledge, none of the real property or buildings and improvements erected thereon and leased by Seller and assigned to Buyer hereunder has ever been used by Seller or, to the best of Seller's knowledge, by any prior owner or occupant to refine, produce, store, handle, transfer, process, dispose of or transport "Hazardous or Toxic Waste or Substances" or "Pollutants" (including and without limitation hydrocarbons, polychlorinated biphenyls, petroleum and the like) as such terms or similar terms are defined under the laws, rules, regulations or ordinances of the United States, the State of the State of New York or any other governmental authority with jurisdiction over the Station Assets. Seller has not received any notice, summons, citation, directive, letter or other communication, written or oral, from the United States or New York Environmental Protection Agencies or anyone else concerning any intentional or unintentional action or omission on Seller's or any prior owner or prior occupant's part which resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing or the like of such "Hazardous or Toxic Waste or Substances" or "Pollutants" into the waters, into the air or onto the land which may or may not have resulted in damage to the land, waters, fish, shellfish, wildlife, air or other resources owned, managed, held in trust or otherwise controlled by the United States, the State of New York, Seller, or others.

                (b) Buyer shall have the right to conduct a Phase I environmental audit of the Station Assets at Buyer's expense. If the audit reveals any material discrepancy with the representations contained in this section, Seller shall, within 30 days after receipt of notice of such discrepancy and at Seller's expense, eliminate the discrepancy or, at Seller's option, provide an appropriate reduction in the Purchase Price based on the monies to be expended by Buyer to eliminate the discrepancies. Notwithstanding anything herein to the contrary, the Closing contemplated herein shall not occur until after expiration of the aforesaid 30-day notice period provided to Seller by this subsection.

      2.8. Litigation. Seller has not been operating under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, foreign or domestic, which has had or could reasonably be expected to have a material adverse effect on the operation of the Station. There is no litigation, arbitration, dispute, proceeding or investigation ("Litigation") pending by or against, or, to the best of Seller's knowledge, threatened against Seller relating to or affecting the Station Assets or the business of the Station which materially interferes or could reasonably be expected materially to interfere with (a) the Seller's right, title to, interest in, and operation of the Station or (b) Seller's ability to transfer the Station Assets to Buyer free of such Litigation.

      2.9. Compliance with Laws. Seller is in material compliance with all applicable laws, rules, regulations, and orders of the federal, state, and local governments with respect to the Station. The present uses by Seller of the Station Assets do not violate any such laws, regulations, or orders in any material respect.

      2.10.No Defaults. Neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated herein are events that, by themselves or with the giving of notice or the passage of time or both, constitute a material violation of or will conflict with or result in any material breach of or any default under (a) the terms, conditions, or provisions of any arbitration award, judgment, law, judicial order, or regulation to which Seller is subject, (b) its articles of incorporation or by-laws, or (c) any agreement or instrument to which Seller is a party or by which Seller is bound, or result in the creation of imposition of any lien, charge, or encumbrance on any of the Station Assets.

      2.11.Brokers. There is no broker or finder or other person who would, as a result of any agreement of or action taken by Seller, have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated herein.

      2.12.Corporate Action. All corporate actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement and necessary to make them effective have been duly and validly taken. This Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with and subject to its terms, except as limited by laws affecting the enforcement of creditor rights or contractual obligations generally. Seller shall deliver to Buyer at Closing copies of the resolutions adopted by the Board of Directors and shareholders of Seller authorizing the delivery, execution and consummation of the transactions contemplated by this Agreement.

      2.13.Station Assets. All of the statements made and Schedules referred to in this Agreement with respect to the Station Assets are true, accurate, and complete in all material respects.

      2.14.Leases. All of the leases listed on Schedule 3 have been complied with in all material respects by Seller and will have been complied with in all material respects by Seller as of the Closing Date hereunder, and no material default of Seller in respect to any duties or obligations required to be performed by Seller has or will have occurred. All such leases are valid, binding, and enforceable in accordance with their respective terms and are sufficient to enable the Station to operate as currently conducted. The leases listed in the schedule are all of the leases currently used in the operation of the station.

      2.15.Insolvency. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller or any of the Station Assets is pending or, to the best of Seller's knowledge, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any actions with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

      2.16.Government Approvals. No approval of any third party, governmental agency or of any court is required to be obtained by Seller with regard to the assignment of the FCC Licenses and the other Station Assets except the lessors of the leases cited in Schedule 3 and approval by the FCC as provided herein.

      2.17.Contracts. Annexed hereto in Schedule 6 is a list of all the material contracts utilized in the current operation of the Station.

      2.18.No Material Omission. Seller has not failed to disclose any material fact within its knowledge which would make any statement or representation in this Agreement inaccurate or misleading.

       ARTICLE 3.  Representations and Warranties of Buyer.

      Buyer represents and warrants to Seller as to the following matters now and on the Closing Date hereunder:

      3.1. Status. Buyer is a corporation duly organized, validly existing, and in good standing in the State of New York and has the corporate power to enter into and consummate the transactions contemplated by this Agreement.

      3.2. Corporate Action. All corporate actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement and necessary to make them effective have been duly and validly taken. This Agreement has been duly and validly authorized, executed, and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable in accordance with and subject to its terms, except as limited by laws affecting the enforcement of creditor rights or contractual obligations generally. Buyer shall deliver to Seller at Closing copies of the resolutions adopted by the Board of Directors and shareholders of Buyer authorizing the delivery, execution and consummation of the transactions contemplated by this Agreement.

      3.3. No Defaults. Neither the execution and delivery by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated herein are events that, by themselves or with the giving of notice or the passage of time or both, constitute a material violation of or will conflict with or result in any material breach of or any default under (a) the terms, conditions, or provisions of any arbitration award, judgment, law, judicial order, or regulation to which Buyer is subject, (b) its articles of incorporation or by-laws, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound, or result in the creation of imposition of any lien, charge, or encumbrance on any of the Station Assets.

      3.4. Brokers. There is no broker or finder or other person who would, as a result of any agreement of or action taken by Buyer, have any valid claim against any of the parties to this

Agreement for a commission or brokerage in connection with this Agreement or the transactions contemplated herein.

      3.5. Litigation. There is no litigation, proceeding, or investigation of any nature pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer that would affect Buyer's ability to carry out the transactions contemplated herein.

      3.6. Qualification as a Broadcast Licensee. Buyer is legally and financially qualified under the Communications Act and all other applicable federal, state and local laws, rules and regulations, to acquire the Station Assets from Seller. Buyer knows of no fact that would, under the Communications Act and the rules, policies and practices of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as owner and holder of the Station Assets.

      3.7. Financial Capabilities. Buyer has sufficient liquid resources on hand or from committed sources to fulfill its financial obligations under this Agreement.

      3.8. No Material Omission. Buyer has not failed to disclose any material fact within its knowledge which would make any statement or representation in this Agreement inaccurate or misleading.


         ARTICLE 4.  Covenants of Seller Pending Closing.

      Seller covenants and agrees that, from the date of this Agreement to and including the Closing Date, it will take, or refrain from taking, the following actions:

      4.1. Maintenance of Station. Seller shall continue to carry on the Station's business and keep its books of account, records, and files in the ordinary course of business. Seller also shall continue to operate the Station in all material respects in accordance with the terms of the FCC Licenses and in material compliance with all applicable rules, regulations, policies and laws. Seller will maintain in full force and effect through and including the Closing Date existing property damage, liability, and other insurance with respect to the Station Assets and to cover contingencies that can be reasonably anticipated. Prior to the Closing, Seller will not, without the prior written consent of Buyer:

                1. sell, lease, transfer, or agree to sell, lease, or transfer any Station Assets without replacement thereof with a substantially equivalent asset of substantially equivalent kind, condition, and value;

                2.   enter into any collective bargaining agreement;

                3. renew, renegotiate, modify, amend, or terminate any existing time sales contracts with respect to the Station except in the ordinary course of business;

                4. enter into or amend any contract or commitment with respect to the Station or the Station Assets in excess of $25,000 unless such contract or amended contract is cancellable upon 30 days notice without liability;

                5. make any material change in the Station's buildings, leasehold improvements, or fixtures except in the ordinary course of business; or

                6. except in the ordinary course of business consistent with prior practices, (i) grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Station; (ii) grant or agree to grant any specific bonus or increase to any executive or management employee of the Station; or (iii) provide for any new pension, retirement or other employment benefits for employees of the Station or any increases in any existing benefits.

      4.2. Organization, Good Will, Promotion. Seller shall use its best efforts to preserve the business organization of the Station intact as well as the goodwill of the Station's suppliers, customers, and others having business relations with the Station and, to that end, will continue to expend whatever monies Seller has previously budgeted for marketing purposes: provided, that Buyer expressly acknowledges that the announcement of a sale of the Station from Seller to Buyer may affect the business of the Station and the goodwill of the Station's suppliers, customers, employees, and others having business relations with the Station.

      4.3. Access to Facilities, Files, and Records. At the reasonable request of Buyer, Seller shall give Buyer and/or its representatives (a) reasonable access during normal business hours to all facilities, property, accounts, title papers, insurance policies, licenses, agreements, commitments, records, machinery, fixtures, furniture, and inventories related to the Station, and
(b) all such other information concerning the affairs of the Station as Buyer may reasonably request. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Station.

      4.4. Representations and Warranties. Seller shall give notice to Buyer promptly upon the occurrence of, or upon becoming aware of the impending or threatened occurrence of, any event that would cause or constitute a material breach of any of Seller's representations or warranties contained in this Agreement.

      4.5. Application for FCC Consent. Within ten (10) business days after execution of this Agreement, Seller shall prepare and file an appropriate application (the "Application") with the FCC requesting its written consent to the assignment of the FCC Licenses for the Station to Buyer. Seller shall diligently take, or cooperate in the taking of, all steps necessary and appropriate to expedite the preparation of the Application and its prosecution to a favorable conclusion. Seller will promptly provide Buyer with a copy of any pleading, order, or other document served on it relating to the Application. Seller will use its best efforts and otherwise cooperate with Buyer in responding to any information requested by the FCC related to the Application or this Agreement and in defending against any petition, informal complaint, and other objection which may be filed against the Application. The FCC filing fees shall be divided equally between Seller and Buyer.

      4.6. Consents. Seller shall obtain or cause to be obtained prior to the Closing consents to the assignment to or assumption by Buyer of all leases of Seller included in the Station Assets that require the consent of any third party by reason of the transactions provided for in this Agreement. If any necessary consent to any lease deemed material to Buyer's operation of the Station is not obtained prior to the Closing, then Buyer has the option of terminating this Agreement or of requiring Seller to cooperate with Buyer in any reasonable arrangement necessary to provide to Buyer after the Closing the benefits under such lease, including enforcement for the benefit of Buyer of any and all rights of Seller against third parties.

      4.7. Notice of Proceedings. Seller will promptly notify Buyer upon becoming aware of any claim, dispute, arbitration, litigation, complaint, order or decree relating to Seller, the Station, the operation of the Station, or the consummation of this Agreement or any transaction contemplated herein.

      4.8. Confidential Information. If the transactions contemplated in this Agreement are not consummated for any reason, Seller shall not disclose to third parties any information designated as confidential and received from Buyer or its agents in the course of investigating, negotiating, and consummating the transactions contemplated by this Agreement: provided, that nothing shall be deemed to be confidential information that (a) is known to Seller at the time of disclosure to it; (b) becomes publicly known or available other than through disclosure by Seller; (c) is rightfully received by Seller from a third party; or (d) is independently developed by Seller.

      4.9. Consummation of Agreement. Seller shall fulfill and perform all conditions and obligations to be fulfilled and performed by Seller under this Agreement and make every reasonable effort to cause the transactions contemplated by this Agreement to be fully carried out.

      4.10.Compliance with Law. Seller will comply materially with all applicable federal, state and local laws, ordinances and regulations, including but not limited to the Communications Act and the rules, regulations and policies of the FCC.

      4.11.Performance under Leases. Seller will perform its obligations under, and keep in good standing, all leases to which Seller is a party and which will be assigned to Buyer at the Closing pursuant to this Agreement.


        ARTICLE 5.  Covenants of Buyer Pending the Closing.

      Buyer covenants and agrees that, from the date of this Agreement to and including the Closing, it will take, or refrain from taking, the following actions:

      5.1. Representation and Warranties. Buyer shall give notice to Seller promptly upon the occurrence of, or upon becoming aware of the impending or threatened occurrence of, any event that would cause or constitute a material breach of any of the representations and warranties of Buyer contained in this Agreement.

      5.2. Application for Commission Consent. Within ten (10) business days after execution of this Agreement, Buyer will prepare and provide Seller's counsel with the assignee's portion of the Application. Buyer will diligently take, or cooperate in the taking of, all steps necessary and appropriate to expedite the preparation of the Application and its prosecution to a favorable conclusion. Buyer will promptly provide Seller with a copy of any pleading, order, or other document served on it relating to the Application. Buyer will use its best efforts and otherwise cooperate with Seller in responding to any information requested by the FCC related to the Application or this Agreement and in defending against any petition, informal complaint, and other objection which may be filed against the Application.

      5.3. Confidential Information. If the transactions contemplated in this Agreement are not consummated for any reason, Buyer shall not disclose to third parties any information designated as confidential and received from Seller or its agents in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement: provided, however, that nothing shall be deemed to be confidential information that (a) is known to Buyer at the time of disclosure to it; (b) becomes publicly known or available other than through disclosure by Buyer; (c) is rightfully received by Buyer from a third party; or (d) is independently developed by Buyer.

      5.4. Consummation of Agreement. Buyer shall fulfill and perform all conditions and obligations to be fulfilled and performed by Buyer under this Agreement and make every reasonable effort to cause the transactions contemplated by this Agreement to be fully carried out.

      5.5. Notice of Proceedings. Buyer will promptly notify Seller upon becoming aware of any order or decree or any complaint requesting an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated herein, or upon receiving any notice from any governmental department, court, agency, or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

      5.6. Actions Inconsistent with Consummation. Prior to the Closing, Buyer shall not (a) acquire (or, to the extent within Buyer's control, permit any other person or entity affiliated with Buyer to acquire) any interest in any radio or television station, newspaper, or other communications facility, or take any other action, or omit to take any action, if such acquisition, action or omission, together with the other interests of Buyer, would make the consummation of this Agreement contrary to the Communications Act or the rules, regulations, or policies of the FCC or would otherwise prevent the consummation of this Agreement, or (b) have any right to exercise or attempt to exercise any control over programming, personnel, finances, or any other matter relating to the Station.


    ARTICLE 6.  Conditions Precedent to Obligations of Seller.

      The obligations of Seller under this Agreement are subject to the fulfillment of the following conditions prior to or at the Closing.

      6.1. Representations, Warranties, Covenants.

           1. Each of the representations and warranties of Buyer contained in this Agreement shall have been true and accurate in all material respects as of the date when made and as of the Closing Date;

           2. Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing, other than the delivery by Buyer of the Purchase Price; and

           3. Buyer shall have delivered to Seller (a) a certificate executed by an officer of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 6.1.1. and 6.1.2., and (b) certified copies of the resolutions of Buyer's referred to in Section 3.2. of this Agreement.

      6.2 Proceedings. No action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of this Agreement that may reasonably be expected to result in the issuance of a preliminary or permanent injunction against such consummation or otherwise result in a decision materially adverse to Seller.

      6.3 FCC Approval. The FCC approval contemplated by this Agreement shall have become a Final Order.

     ARTICLE 7.  Conditions Precedent to Obligations of Buyer.

          The obligations of Buyer under this Agreement are subject to the fulfillment of the following conditions prior to or at the Closing:

      7.1. Representations, Warranties, Covenants.

           1. Each of the representations and warranties of Seller contained in this Agreement shall have been true and accurate in all material respects as of the date when made and as of the Closing Date;

           2. Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing, other than the delivery to Buyer of the instruments conveying the Station Assets to Buyer; and

           3. Seller shall have delivered to Buyer (a) a certificate executed by an officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 7.1.1. and 7.1.2., (b) certified copies of the resolutions referred to in Section 2.12. hereof, and (c) the required consents of the lessors for all leases being assigned hereunder.

      7.2 Proceedings. No action or proceeding shall be pending or have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of this Agreement that, in the reasonable opinion of Buyer, may reasonably be expected to result in the issuance of a preliminary or permanent injunction against such consummation or otherwise result in a decision materially adverse to Buyer.

      7.3. FCC Approval. The FCC approval contemplated by this Agreement shall have become a Final Order: provided, that Buyer may waive the requirement that the FCC approval become final, and, in that event, the parties may Close upon the execution of an appropriate rescission agreement.

                    ARTICLE 8  Indemnification.

      8.1 Survival. All statements of any party contained in this Agreement or in any exhibit, schedule or certificate delivered pursuant to this Agreement shall be deemed to be representations and warranties made pursuant to this Agreement. The several representations, warranties, covenants, and agreements of Seller and Buyer contained in or made pursuant to this Agreement shall be deemed to have been made on the Closing, shall survive the Closing, and shall remain operative and in full force and effect for a period of one (l) year after the Closing, except that Buyer's obligation to pay or discharge any liabilities assumed pursuant to this Agreement shall remain in effect until such liabilities have been paid or discharged in full.

      8.2 Indemnification of Buyer. Seller shall indemnify, defend, and hold Buyer harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for reasonable attorneys' fees ("Loss and Expense"), suffered, directly or indirectly, by Buyer after the Closing Date by reason of, or arising out of, (a) any material breach of a representation or warranty made by Seller pursuant to this Agreement, (b) any material failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement, (c) any material failure by Seller to pay or discharge any liabilities which remain the responsibility of Seller under this Agreement, or (d) any litigation, proceeding, or claim by any third party relating to the business or operation of the Station prior to the Closing.

      8.3 Indemnification of Seller. Buyer agrees that it shall indemnify, defend and hold Seller harmless from and against any and all Loss and Expense suffered, directly or indirectly, by Seller after the Closing Date by reason of, or arising out of,
(a) any material breach of a representation or warranty made by Buyer pursuant to this Agreement, (b) any material failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement, (c) any material failure by Buyer to pay or discharge any liabilities assumed pursuant to this Agreement, (d) Buyer's termination of employment after the Closing of any employee of the Station whom Buyer employs on or after the Closing Date, other than any pre-closing claims of any such employee, or (e) any litigation, proceeding, or claim by any third party relating to the business or operation of the Station after the Closing.

           8.4 Notice of Claim. If either Seller or Buyer believes that any Loss and Expense has been suffered or incurred, such party shall notify the other promptly in writing describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which any of the parties intends to claim any liability or expense as Loss and Expense under this Article 8, such party shall promptly notify the indemnifying party of such action or suit.

      8.5 Defense of Third Party Claims. The indemnifying party under this
Article 8 shall have the right to conduct and control, through counsel of that party's own choosing, any third party claim, action, or suit at the indemnifying party's sole cost and expense, but the indemnified party may, at that latter party's election, participate in the defense of any such claim, action, or suit at that party's sole cost and expense: provided, that if the indemnifying party shall fail to defend any such claim, action, or suit, then the indemnified party may defend, through counsel of that party's own choosing, such claim, action, or suit and settle such claim, action, or suit, and to recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense: provided further, that the indemnifying party shall be given at least fifteen (15) days' prior notice of the terms of any proposed settlement thereof so that the indemnifying party may then undertake and/or resume the defense against the claim. The indemnifying party shall not compromise or settle any third party claim, action, or suit without the prior written consent of the indemnified party, which consent will not be unreasonably withheld or delayed: provided, that any such compromise or settlement shall include a release for the Indemnified Party of all liability with respect to the matter being compromised or settled.

                     ARTICLE 9  Miscellaneous.

      9.1 Termination of Agreement. This Agreement may be terminated on or prior to the Closing under one or more of the following circumstances upon 10 days prior notice (except for actions taken by mutual consent or for Buyer's failure to timely pay the Purchase Price):

           1.   by the mutual consent of the parties hereto;

           2. by Seller, if any of the conditions provided in Article 6 hereof have not been met by the time required and have not been waived;

           3.   by Buyer, if any of the conditions provided in Section 4.6 or
      Article 7 hereof have not been met by the time required and have not been waived;

           4. by Seller or Buyer, if the FCC has failed by April 1, 1997 to grant the Application in a decision which has become a Final Order

           5.   by any party hereto, if the FCC (a) denies the Application or
      (b) designates a hearing on the Application or on any issue related to the assignment contemplated herein.

      9.2  Liabilities Upon Termination.

           1. Except as provided in Section 9.2.2 of this Agreement, no party shall have any liability to any other party for costs, expenses, or damages in the event this Agreement is terminated pursuant to Section 9.1. and, in the event of such termination, the Escrow Funds shall immediately be returned to Buyer.

           2. If the parties hereto shall fail to consummate this Agreement on the Closing Date due to Buyer's material breach of any material representation, warranty, covenant or condition hereunder, and Seller is not at that time in material breach of any material representation, warranty, covenant or condition hereunder, then Seller would suffer direct and substantial damages that cannot be determined within reasonable certainty. Seller shall thereupon be entitled to retain the Escrow Funds, which shall constitute liquidated damages. Such liquidated damages represent Buyer's and Seller's reasonable estimate of actual damages and do not constitute a penalty. Recovery of liquidated damages shall be the exclusive remedy of Seller against Buyer for termination of this Agreement under this Subsection and shall be applicable regardless of the actual amount of damages sustained.

           3. If the parties hereto shall fail to consummate this Agreement on the Closing Date due to Seller's material breach of any material representation, warranty, covenant or condition hereunder (after the preparation of any applicable notice period), and Buyer is not at that time in material breach of any material representation, warranty, covenant or condition hereunder, then Buyer shall be entitled to specific performance of the terms of this Agreement and of Seller's obligation to consummate the transaction contemplated hereby. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law or that Buyer has not incurred or will not incur irreparable injury.

           4. Notwithstanding any other provision of this Agreement, the confidentiality provisions in Sections 4.8 and 5.3 shall survive any termination of this Agreement.

      9.3 Expenses. Each party hereto shall be solely responsible for all fees and expenses each party incurs in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees incurred in connection herewith: provided, that any and all FCC filing fees shall be divided equally by Seller and Buyer.

      9.4 Assignments. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party: provided, that Buyer may assign its rights under this Agreement to any other party controlled by the Buyer or the same parties who control Buyer if such assignee agrees in writing to be bound to the terms of this Agreement; and provided further, that Buyer shall promptly notify Seller of any such assignment in writing.

      9.5 Further Assurances. From time to time prior to, at and after the Closing, each party hereto will execute all such instruments and take all such actions any other party shall reasonably request in connection with effectuating the intent and purpose of this Agreement and all transactions contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered at the Closing.

      9.6 Damage to the Assets. The risk of loss or damage to any of the Station Assets prior to the Closing shall be upon Seller. In consultation with Buyer, Seller shall repair, replace and restore any such damaged or lost Station Asset to its prior condition as soon as possible and in no event later than the Closing.

      9.7 Notices. All notices, demands and other communications which may be or are required to be given hereunder shall be in writing, shall be delivered either by personal delivery, by United States certified mail-return receipt requested (postage prepaid), or by overnight delivery service (charges prepaid), and shall be deemed to have been given or made when personally delivered, within five (5) days after being deposited in the mail, postage prepaid, or within one (1) day after being delivered to an overnight delivery service, charges prepaid. Notices shall be delivered to each party at the following addresses (or at such other address as any party may designate in writing to the other parties):

           1.   If to Seller --

                     Ronald J. Morey, President
                     Jarad Broadcasting Co. of New York Inc.
                     1103 Stewart Ave.
                     Garden City, New York 11530

                with a copy to (but which shall not constitute notice to Seller):

                     Lewis J. Paper, Esq.
                     Dickstein, Shapiro, Morin & Oshinsky, L.L.P.
                     2101 L Street, N.W.
                     Washington, DC 20037

           1.   If to Buyer --

                     Robert F.X. Sillerman, Chief Executive Officer Liberty Broadcasting of Albany, Incorporated

                     150 East 58th Street
                     New York, New York 10155

                with a copy to (but which shall not constitute notice to Buyer):

                     Kraig Fox, Esq.
                     Liberty Broadcasting of Albany, Incorporated
                     150 East 58th Street
                     New York, New York 10155

      9.8 Captions. The captions of articles and sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

      9.9 Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York without regard to conflicts of laws provisions.

      9.10 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall not affect the exercise of a party's rights at a later date. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

      9.11 Counterparts. This Agreement may be executed in counterparts, and all counterparts so executed shall collectively constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the same counterpart.

      9.12 Reimbursement of Legal Expenses. If a formal legal proceeding is instituted by a party to enforce that party's rights under this Agreement, the party prevailing in the proceeding shall reimburse the other party for all reasonable costs, including but not limited to reasonable attorneys, fees, incurred in conjunction with the proceeding.

      9.13 Entire Agreement. This Agreement constitutes the entire Agreement among the parties and supersedes any and all prior or contemporaneous agreements between them relating to the subject matter hereof and may not be amended except in a writing signed by the parties.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year written above.


                JARAD BROADCASTING COMPANY OF NEW YORK, INC.

                By:  /s/ Ronald J. Morey
                     ------------------------------------------
                     Ronald J. Morey
                     President

                LIBERTY BROADCASTING OF ALBANY, INCORPORATED


                By:  /s/ Howard J. Tytel
                     ------------------------------------------